Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Katharine W. Kenny

Director, Investor Relations

(804) 788-1824

MASSEY ENERGY REPORTS 2ND QUARTER 2003

FINANCIAL RESULTS

Richmond, Virginia, July 30, 2003—Massey Energy Company (NYSE:MEE) today reported financial results for its second quarter ended June 30, 2003. Produced coal revenues for the quarter were $325.3 million, a decrease of 2% from $330.9 million for the comparable 2002 period. Massey reported an after-tax loss for the second quarter of $2.2 million, or $0.03 per share, compared to a loss of $16.5 million, or $0.22 per share for the comparable period in 2002. The second quarter 2002 loss included a pre-tax charge of $25.6 million, $17.1 million after tax, or $0.23 per share, related to the Harman jury verdict, which is currently pending rulings on 2002 post-trial motions. Coal sales volume for the quarter was 10.8 million tons in 2003, an increase of 5% from 10.3 million tons in 2002. EBITDA for the second quarter of 2003 totaled $50.8 million, a 55% increase from $32.7 million in the comparable 2002 period.

“Our success in improving our cash costs per ton helped us achieve our projected EBITDA for the second quarter,” said Don L. Blankenship, Massey’s Chairman and CEO. “Reducing the costs we can control and mitigating the impact of the ones we can’t continue to be our foremost objectives.” Blankenship highlighted the continued success of the Company’s purchasing and maintenance programs, which contributed to improvements in operational efficiency and the decrease in average cash costs per ton to $26.97 in the second quarter of 2003 from $28.66 in the first quarter of 2003 and $27.74 (excluding the Harman charge) in the second quarter of 2002.

The Company reported that marketplace demand and Massey’s coal shipments were negatively impacted during the quarter by a continuation of the weak U.S. economy, a cool early summer and record rainfall. “We were pleased, nevertheless, to increase our committed tonnage for 2004 by over 6 million tons compared to the end of the first quarter,” said Blankenship.

The Company also reported that it was successful in completing the refinancing of its previously existing revolving credit facility. During the quarter, it initiated the first step in its refinancing by issuing $132 million in 4.75% Convertible Senior Notes due May 15, 2023. Massey’s total debt was $603.3 million at the end of the second quarter of 2003, up from $588.9 million at the end of the first quarter. During the quarter the Company added $19.5 million to the restricted funds used to collateralize its self-insurance and bonding programs, bringing the total collateralized funds to $64.9 million at the end of the second quarter.

After the Company utilized the proceeds from its newly issued 4.75% Convertible Senior Notes to reduce its previously existing revolving credit facility, it ended the second quarter with a balance of $130.5 million outstanding under this facility, compared to $263.7 million at the end of the first quarter. Available liquidity at June 30, 2003 was $140.9 million, including $116 million on its bank revolver and $24.9 million in cash. The Company also had $57.8 million outstanding under the accounts receivable financing program at June 30, 2003. Long-term debt totaled $415 million, consisting of $283 million of 6.95% Senior Notes due March 1, 2007 and $132 million of the 4.75% Convertible Senior Notes. Total debt-to-book capitalization ratio at June 30, 2003 was 43.5%, as compared to 42.8% at March 31, 2003.

Subsequent to quarter-end, the Company completed the refinancing of its previously existing revolving credit facility with the execution of a $355 million secured financing package, including a $105 million revolving multi-year credit facility maturing on January 1, 2007, and a $250 million 5-year term loan maturing on July 1, 2008, with an early maturity date of January 1, 2007 for the term loan if the Company’s existing 6.95% Senior Notes are not refinanced by that date. A portion of the proceeds from the term loan was used to repay all outstanding amounts under the previously existing revolving credit facilities, as well as Massey’s accounts receivable financing program. There are currently no borrowings under the new $105 million revolving credit facility or the accounts receivable financing program. The accounts receivable financing program can provide additional liquidity of up to $80 million, depending on available supporting receivables.

Also subsequent to the quarter, Massey reached settlement terms with Appalachian Power Company, a subsidiary of American Electric Power, in its contract dispute, with no material impact on the Company’s financial position, cash flows or results of operations. The Company announced yesterday the settlement of its property and business interruption insurance claim related to the October 2000 slurry spill at its Martin County Coal subsidiary. The insurance carriers agreed to pay $21 million to settle the claim and the Company anticipates recording earnings per share of approximately $0.13 related to this settlement in its third quarter, after adjusting for a previously booked receivable and claim settlement expenses.

Coal revenues of $628.3 million for the first six months of 2003 decreased by 4% from $654.4 million for the same period in 2002. Tons sold in the first half remained virtually flat at 20.7 million tons in 2003 compared to 20.8 million tons in 2002. For the first six months of 2003, Massey’s net loss was $11.8 million, or $0.16, before a $7.9 million, or $0.10 per share, non-cash charge to record the cumulative effect of an accounting change resulting from the adoption of SFAS 143, “Accounting for Asset Retirement Obligations,” the new accounting standard for recording reclamation liabilities. Including this charge, the Company reported a loss of $19.7 million or $0.26 per share, as compared to a loss of $20.7 million or $0.28 per share during the same period in 2002. EBITDA for the first six months in 2003 was $88.1 million compared with $76.0 million for the same period in 2002.

“Looking forward to the second half of 2003 and to 2004, we will remain focused on our costs and on future opportunities for Massey,” said Blankenship. The Company reported that further industry production decreases throughout Central Appalachia and the high price of natural gas kept pricing firm as more utilities reentered the market to negotiate contracts. “However, permitting for coal producers in Central Appalachia still remains problematic,” stated Blankenship. “We are pleased to have received more surface mine permits from the State of West Virginia, but several of our large permits are now pending review by Federal authorities.”

The Company projects sales of 42 to 43 million tons in 2003, at an expected average sales price of $31.00 per ton, compared to $31.30 for the full year 2002. Sales commitments have been received for virtually all calendar 2003 projected shipments. Sales commitments for 2004 currently total over 32 million tons.

The Company anticipates shipping between 10.5 and 11.5 million tons during the quarter ending September 30, 2003, at an estimated average price per ton of between $30.75 and $31.00. “July has been relatively weak for Massey, given the miners’ vacations and some minor shipping and production delays, but we hope to offset some of this weakness later in the quarter,” said Blankenship. Blankenship noted that operations at Massey’s Rockhouse longwall resumed, as projected, during early May with its newly installed higher horsepower shearer. “Operations management so far is very pleased with the greater cutting productivity afforded by this new equipment,” he commented. The Company projects earnings per share for the third quarter of between $0.08 and $0.18 and EBITDA of between $65 and $75 million, including the net effect of the business interruption claim settlement.

Blankenship expressed some concern about the continuing weakness in the overall economy and its effect on coal demand from the manufacturing sector, although there have been recent indications of some economic improvement. He noted that the weakness of the dollar could have a positive impact on the competitiveness of United States coal exports, including the metallurgical coal that Massey markets in Western Europe. The weak dollar could also slow the rate of coal imports.

Capital expenditures during the second quarter of 2003 totaled $39.3 million, compared to $47.5 million in the prior year second quarter. The Company anticipates maintenance capital spending of approximately $100 to $125 million for 2003. Depreciation, depletion and amortization (DD&A) totaled $47.5 million in the second quarter of 2003, compared to $50.1 million for the prior year second quarter. DD&A is currently expected to total $190 to $195 million in 2003.

Massey Energy Company, headquartered in Richmond, Virginia, is the fourth largest coal company in the United States based on produced coal revenue.

CONFERENCE CALL WEBCAST AND REPLAY: The Company will hold a conference call with management to discuss second quarter earnings on Thursday morning, July 31, 2003, at 11:00 a.m. ET. The call can be accessed via the Massey Energy Company website at www.masseyenergyco.com. A replay of the conference call will also be available via the website and also by telephone. The conference call replay via telephone can be accessed through 11:59 p.m. ET on August 10, 2003 by dialing (800) 280-4691 or (402) 220-9723. .

DEFINITION: EBITDA is defined as net income (loss) before deducting cumulative effect of accounting change, net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company’s operating performance before debt expense and its cash flow. EBITDA does not purport to represent operating income, net income and cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBITDA, the presentation here may not be comparable to other similarly titled measures of other companies. Management’s discretionary use of funds depicted by EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

FORWARD-LOOKING STATEMENTS: The foregoing release contains forward-looking statements regarding projected earnings levels, cost reductions, new contracts and financial performance. Such forward-looking statements reflect current analysis of existing information. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections. Factors potentially contributing to such differences include, among others: competition in coal markets; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions; fluctuation in coal prices which could adversely affect the Company’s operating results and cash flows; deregulation of the electric utility industry; failure to receive anticipated new contracts; customer cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; fluctuations in the demand for, price and availability of, coal due to labor and transportation costs and disruptions, governmental regulations, foreign currency changes and other factors; and greater than expected environmental and safety regulation, costs and liabilities. The forward-looking statements are also based on various operating assumptions regarding, among other things, overhead costs and employment levels that may not be realized. While most risks affect only future costs or revenues anticipated by the Company, some risks might relate to accruals that have already been reflected in earnings. The Company’s failure to receive payments of accrued amounts could result in a charge against future earnings.

Additional information concerning these and other factors can be found in press releases as well as Massey’s public filings with the Securities and Exchange Commission, including the Company’s Form 10-K/A filed on April 7, 2003, its Form 10-Q filed on May 15, 2003 and its Form S-3 filed on July 18, 2003. Massey’s filings are available either publicly, under the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512. Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please contact: Investor Relations, Katharine W. Kenny, (804) 788-1824, of Massey or e-mail the Company at www.masseyenergyco.com.

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MASSEY ENERGY COMPANY

CONSOLIDATED FINANCIAL RESULTS—UNAUDITED

(in Millions, except # of employees, per share & per ton information)

	For the three months ended		For the six months ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Revenues
Produced coal revenue	$325.3	$330.9	$628.3	$654.4
Freight and handling revenue	22.6	26.8	46.6	52.8
Purchased coal revenue	26.6	26.7	53.6	49.9
Bond repurchase income	—	—	0.6	—
Other revenue	18.9	18.1	38.9	38.0

Total revenues	393.4	402.5	768.0	795.1
Costs and expenses
Cost of produced coal revenue	283.0	302.0	555.7	589.1
Freight and handling costs	22.6	26.8	46.6	52.8
Cost of purchased coal revenue	26.6	27.9	54.2	52.6
Depreciation, depletion and amortization applicable to:
Cost of produced coal revenue	46.4	49.1	92.3	95.5
Selling, general and administrative	1.1	1.0	2.3	1.5
Selling, general and administrative	8.1	10.0	17.8	18.4
Other expense	2.3	3.1	5.6	6.2

Total costs and expenses	390.1	419.9	774.5	816.1

Earnings (Loss) from operations	3.3	(17.4)	(6.5)	(21.0)
Interest income	1.0	0.7	2.2	1.7
Interest expense	(9.9)	(8.6)	(19.1)	(16.4)

Loss before taxes	(5.6)	(25.3)	(23.4)	(35.7)
Income tax benefit	(3.4)	(8.8)	(11.6)	(15.0)

Loss before cumulative effect of change in accounting principle	(2.2)	(16.5)	(11.8)	(20.7)
Cumulative effect of change in accounting principle, net of tax of $5.0 million	—	—	(7.9)	—

Net Loss	$(2.2)	$(16.5)	$(19.7)	$(20.7)

Loss per share—(Basic and Diluted)
Loss before cumulative effect of change in accounting principle	$(0.03)	$(0.22)	$(0.16)	$(0.28)
Cumulative effect of change in accounting principle, net of tax	—	—	(0.10)	—

Net loss	$(0.03)	$(0.22)	$(0.26)	$(0.28)

Shares used to calculate loss per share
Basic and Diluted	74.6	74.4	74.5	74.4

EBIT	$3.3	$(17.4)	$(6.5)	$(21.0)
EBITDA	$50.8	$32.7	$88.1	$76.0

	Three months ended		Six months ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Produced tons sold:
Utility	7.4	6.5	13.9	13.5
Metallurgical	2.5	2.9	4.9	5.4
Industrial	0.9	0.9	1.9	1.9

Total produced tons sold	10.8	10.3	20.7	20.8

Total tons produced	10.7	11.0	21.1	22.8
Produced coal revenue per ton sold
Utility	$28.22	$29.61	$28.47	$28.84
Metallurgical	$34.48	$36.04	$34.81	$35.99
Industrial	$33.57	$36.97	$33.37	$36.91
Produced coal revenue per ton sold	$30.14	$32.06	$30.43	$31.42
Average cash cost per ton	$26.97	$30.22	$27.77	$29.17
Capital expenditures	$39.3	$47.5	$56.6	$93.6
Number of employees	4,259	4,527	4,259	4,527

	June 30, 2003	December 31, 2002
ASSETS
Cash and cash equivalents	$24.9	$2.7
Trade and other accounts receivable	163.8	175.8
Inventories	193.0	193.7
Other current assets	184.1	137.6
Net property, plant and equipment	1,448.0	1,534.5
Other noncurrent assets	198.9	197.1

Total assets	$2,212.7	$2,241.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term debt	$188.3	$264.0
Other current liabilities	257.6	309.3
Long-term debt	415.0	286.0
Other noncurrent liabilities	568.0	573.9

Total liabilities	1,428.9	1,433.2

Total shareholders’ equity	783.8	808.2

Total liabilities and shareholders’ equity	$2,212.7	$2,241.4

Note 1: The number of shares used to calculate basic loss per share is based on the weighted average outstanding shares of Massey Energy during the respective periods. The number of shares used to calculate diluted earnings (loss) per share is based on the number of shares used to calculate basic earnings (loss) per share plus the dilutive effect of options and other stock-based instruments held by Massey employees each period. In accordance with accounting principles generally accepted in the United States, the effect of dilutive securities was excluded from the calculation of the diluted loss per common share in the three months and six months ended June 30, 2003 and 2002, as such inclusion would result in antidilution.

Note 2: EBIT is defined as net income (loss) before deducting cumulative effect of accounting change, net, income taxes, and interest, or income (loss) from operations, which is a measure of performance calculated in accordance with generally accepted accounting principles. EBITDA is defined as EBIT before deducting depreciation, and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company's operating performance before debt expense and its cash flow. EBITDA does not purport to represent operating income, net income and cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below shows how we calculate EBITDA.

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Net Loss	$(2.2)	$(16.5)	$(19.7)	$(20.7)
Cumulative effect of change in accounting principle, net	—	—	7.9	—

Loss before cumulative effect of change in accounting principle, net	(2.2)	(16.5)	(11.8)	(20.7)
Income tax benefit	(3.4)	(8.8)	(11.6)	(15.0)
Interest expense (income), net	8.9	7.9	16.9	14.7

Income (loss) from operations	3.3	(17.4)	(6.5)	(21.0)
Depreciation, depletion and amortization	47.5	50.1	94.6	97.0

EBITDA	$50.8	$32.7	$88.1	$76.0

Note 3: “Average cash cost per ton” is calculated as the sum of Cost of produced coal revenue and Selling, general and administrative expense (excluding Depreciation, depletion and amortization), divided by total produced tons sold. Although Average cash cost per ton is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company's control over its cash costs. Average cash cost per ton should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because Average cash cost per ton is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the most directly comparable generally accepted accounting principle measure of Total costs and expenses per ton to Average cash cost per ton.

	Three months ended June 30,				Six months ended June 30,
	2003		2002		2003		2002
	$	per ton	$	per ton	$	per ton	$	per ton
Total Costs and expenses	$390.1	$36.14	$419.9	$40.68	$774.5	$37.51	$816.1	$39.18
Less: Freight and handling costs	22.6	$2.09	26.8	$2.60	46.6	$2.26	52.8	$2.54
Less: Cost of purchased coal revenue	26.6	$2.46	27.9	$2.71	54.2	$2.63	52.6	$2.53
Less: Depreciation, depletion and amortization	47.5	$4.40	50.1	$4.85	94.6	$4.58	97.0	$4.65
Less: Other expense	2.3	$0.21	3.1	$0.30	5.6	$0.27	6.2	$0.30

Average Cash cost	$291.1	$26.97	$312.0	$30.22	$573.5	$27.77	$607.5	$29.17

Note 3: Certain 2002 amounts have been reclassified to conform with the 2003 presentation.